Exhibit 3.1(d)(3)

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF DESIGNATION OF THE POWERS,
PREFERENCES AND RELATIVE, PARTICIPATING,
OPTIONAL AND OTHER SPECIAL RIGHTS OF 13-7/8%
SENIOR REDEEMABLE EXCHANGEABLE PREFERRED
STOCK AND QUALIFICATIONS, LIMITATIONS AND
RESTRICTIONS THEREOF
(Pursuant to Section 242 of the General Corporation Law of
the State of Delaware)

Samsonite Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST:  That the original Certificate of Designation (the “Certificate of Designation”) of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 13-7/8% Senior Redeemable Exchangeable Preferred Stock (the “Senior Preferred Stock”) and Qualifications, Limitations and Restrictions Thereof was originally filed with the Secretary of State of Delaware on June 23, 1998.

SECOND:  That the Board of Directors of the Corporation, at a meeting duly held on April 29, 2003, filed with the minutes of the Board of Directors, duly adopted a resolution authorizing and directing that the Certificate of Designation be amended, and declaring said amendment to be advisable, which resolution is as follows:

RESOLVED:  Paragraph (i) of the Certificate of Designation is hereby amended and restated in its entirety to read as follows:

“(i)          Conversion.

(i)            Conversion or Exchange at the Option of the Holders. The Holders of shares of Senior Preferred Stock shall not have any rights hereunder to convert such shares into or exchange such shares for shares of any other class or classes or any other series of any class or classes of Capital Stock of the Corporation other than as provided in the Registration Rights Agreement.

(ii)           Automatic Conversion. As of the date of the filing of this Certificate of Amendment (the “Conversion Date”), all of the outstanding shares of Senior Preferred Stock and all rights in respect of all accrued and unpaid dividends thereon (which shall be eliminated and cease on the Conversion Date) are hereby converted as follows:

(A)          Definitions. As used in this paragraph (i)(ii), the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Consent Solicitation Statement” means the 13-7/8% Senior Redeemable Exchangeable Preferred Stock Consent Solicitation Statement.

“New Preferred Stock” means the Corporation’s 2003 Convertible Preferred Stock.

“Preferred Conversion Shares” means, with respect to each Preferred Electing Holder, a number of shares of such Holder’s Senior Preferred Stock equal to (i) the number of shares of Senior Preferred Stock held by such Holder multiplied by (ii) a fraction, the numerator of which is 108,417 and the denominator of which is 224,905.

“Recapitalization Agreement” means the Recapitalization Agreement, dated as of May 1, 2003, by and among the Corporation, ACOF Management, L.P., a Delaware limited partnership, Bain Capital (Europe) LLC, a Delaware limited liability company, and Ontario Teachers Pension Plan Board, a non-share capital corporation established under the laws of Ontario.

“Warrant” means a Warrant to purchase Common Stock of the Corporation in substantially the form attached to the Recapitalization Agreement as Exhibit H.

(B)           Common Stock and Warrant Conversion. With respect to each Holder that shall have elected, in accordance with the Consent Solicitation Statement, to receive shares of Common Stock of the Corporation and a Warrant upon conversion of the shares of Senior Preferred Stock held by such Holder, each share of Senior Preferred Stock held by such Holder, and all rights in respect of all accrued and unpaid dividends thereon, is hereby automatically converted into (x)

1,185.89 shares of Common Stock of the Corporation and (y) a Warrant to purchase 276 shares of Common Stock without further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(C)           New Preferred Stock and Common Stock Conversion. With respect to (x) each Holder that shall have elected, in accordance with the Consent Solicitation Statement, to receive shares of New Preferred Stock upon conversion of the shares of Senior Preferred Stock held by such Holder and (y) each Holder that shall have failed to make an election in accordance with the Consent Solicitation Statement (collectively, the “Preferred Electing Holders”):

(1) each Preferred Conversion Share held by such Holder, and all rights in respect of all accrued and unpaid dividends thereon, is hereby automatically converted into 0.498 shares of New Preferred Stock without further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; and

(2) each share of Senior Preferred Stock held by such Holder other than the Preferred Conversion Shares, and all rights in respect of all accrued and unpaid dividends thereon, is hereby automatically converted into 1,185.89 shares of Common Stock of the Corporation without further action by the Holders thereof and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent.

(D)          Conversion Mechanics.

(1) The Corporation shall make no payment for accrued and unpaid dividends on shares of Senior Preferred Stock, whether or not in arrears, on conversion of such shares.

(2) Shares of Senior Preferred Stock shall be deemed to have been converted on the Conversion Date and, at such time, the rights of the Holders of such shares of Senior Preferred Stock as Holders shall cease, and the person or persons entitled to receive the shares of Common Stock, Warrants and/or shares of New Preferred Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock, Warrants and/or shares of New Preferred Stock at such time. Promptly following the Conversion Date, the Corporation will deliver such shares of Common Stock, Warrants and/or shares of New Preferred Stock to the office or address of each Holder, as it appears on the stock books of the Corporation, upon surrender of the certificates for the Senior Preferred Stock being converted.

(3) In connection with the conversion of any shares of Senior Preferred Stock, (I) no fractions of shares of New Preferred Stock shall be issued, but in lieu thereof the Corporation shall issue a number of shares of Common Stock of the Corporation equal to (x) such fraction multiplied by (y) 2,381 and (II) no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall round such shares up to the nearest whole number.

(4) No shares of Senior Preferred Stock may be issued by the Corporation on and after the Conversion Date.”

THIRD:  That the Preferred Stockholders of the Corporation approved said proposed amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware, and notice of such consent has been given, as provided in Section 228 of the General Corporation Law of the State of Delaware.  Accordingly, said proposed amendment has been duly adopted by the Preferred Stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH:  That the 2003 annual meeting of the Corporation was duly held in accordance with the By-laws of the Corporation and the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares of common stock as required by statute and the Certificate of Incorporation were voted in favor of said proposed amendment. Accordingly, said proposed amendment has been duly adopted by the common stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Samsonite Corporation, has caused this Certificate of Designation to be signed by Richard H. Wiley, its Secretary, this 31st day of July, 2003.

SAMSONITE CORPORATION

By:	/s/ Richard H. Wiley
Name: Richard H. Wiley
Title: Secretary